                                                                    Exhibit 99.1
                                            ====================================

PRESS RELEASE
                                            CONTACT:
                                            Brian L. Cantrell
                                            Alliance Resource Partners, L.P.
(ALLIANCE RESOURCE PARTNERS, L.P. LOGO)     1717 South Boulder Avenue, Suite 600
                                            Tulsa, Oklahoma 74119
                                            (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.
Reports Record 2003 Financial Results Including 38% Annual and 194% Quarterly Increases to Net Income; Announces TVA Long Term Sales Contract; and Increases Quarterly Cash Distribution by 7% to $0.5625 Per Unit

Tulsa, Oklahoma, January 26, 2004 - Alliance Resource Partners, L.P. (NASDAQ:
ARLP) today announced record annual and quarterly financial results for 2003. The Partnership reported net income for 2003 of $47.9 million, an increase of 38% over 2002 net income of $34.8 million. Net income per basic limited partnership unit in 2003 increased to $2.71, as compared to $2.31 per unit in 2002. Fourth quarter net income increased 194% to $15.4 million compared to $5.2 million net income during the same period in 2002. Net income for the fourth quarter of 2003 increased to $0.85 per basic limited partnership unit, as compared to $0.38 per unit for the 2002 fourth quarter.

The Partnership also announced a 7% increase in its quarterly cash distribution as its Board of Directors declared a quarterly cash distribution of $0.5625 per unit for the fourth quarter of 2003 (an annualized rate of $2.25 per unit), payable on February 13, 2004 to all unitholders of record as of February 5, 2004. The cash distribution for the third quarter of 2003 was $0.525 per unit (an annualized rate of $2.10 per unit).

"Better than expected operating costs and revenues led the way for record-breaking results in the fourth quarter of 2003," said Joseph W. Craft III, President and Chief Executive Officer. "Through the continuing dedicated efforts of everyone at Alliance, we have achieved record financial and operational results for the third consecutive year. Our strong year-over-year cash flow growth and projections for the future have allowed us to increase our quarterly cash distribution for the second year in a row. The Board of Directors reviews the Partnership's distribution policy periodically and will determine future distributions based primarily upon earnings, cash flows, capital needs and the general coal industry outlook."

For the 2003 fourth quarter, the Partnership reported revenue and tons sold of $142.6 million, and 5.1 million tons, respectively, compared to 2002 fourth quarter revenue of $133.9 million and 4.8 million tons sold. The increases in revenues and tons sold for the quarter are attributable to the increased capacity added during 2003 at the Partnership's Warrior Coal, Gibson County Coal and Eastern Kentucky operations. The Partnership's quarterly revenue was also impacted by a contractual modification that resulted in a $2.0 million favorable pricing adjustment associated with coal feedstock sales to Synfuel Solutions Operating LLC ("SSO") for shipments made this


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past year prior to the fourth quarter of 2003. The pricing adjustment, which also applies to all future sales to SSO, increased quarterly net income by $1.8 million after associated expenses.

The Partnership continues to benefit from infrastructure investments completed over the last several years, as productivity increased at essentially all of the Partnership's mining complexes. These benefits are reflected in an 8% reduction in cost per ton sold for the 2003 fourth quarter as compared to the fourth quarter of 2002. Partially offsetting these reduced operating costs, general and administrative expenses rose during the quarter primarily due to a $3.0 million increase in incentive compensation expense. The majority of this expense increase was related to the Long-Term Incentive Plan and was caused by the increased market value of the Partnership's common units, which closed the year at $34.38 per unit.

Partnership revenues and tons sold were at record levels for the year ended December 31, 2003 at $542.7 million and 19.5 million tons, respectively, compared to $518.9 million and 18.4 million tons for 2002. Increased revenues and tons sold reflect higher sales volume due to improved production levels at essentially all of the Partnership's active operations, partially offset by lower sales prices. Reflecting benefits from the Partnership's infrastructure investments, cost per ton sold for the full year 2003 improved approximately 4% compared to prior year costs.

Financial results for the year 2003, compared to the year 2002, were adversely impacted by higher expense accruals of $6.9 million associated with incentive compensation programs and a $3.7 million increase in income tax expense. Approximately $2.1 million of the increase in income tax expense was due to coal synfuel-related services performed by Alliance Service, Inc., an indirect wholly-owned subsidiary of the Partnership, which is subject to federal and state income taxes. The balance of the income tax expense increase was attributable to Warrior Coal, which had a net income tax benefit for the year 2002 of approximately $1.3 million. Since its acquisition by the Partnership on February 14, 2003 (See ARLP Press Releases, dated November 14, 2002, March 14, 2003 and April 25, 2003), the financial results of Warrior Coal are no longer subject to federal or state income taxes.

Commenting on 2003 performance, Mr. Craft said, "We continue to realize the benefits of optimizing our operating capacity and striving to be the low-cost producer for the markets we serve. Alliance is continually working to improve efficiencies as evidenced by our investment in a new mine shaft at Dotiki, completion of a new portal facility and addition of a production unit at MC Mining, and extension of the Pattiki mine into an adjacent coal reserve. Additional efficiencies were realized as we added a fourth production unit at our Gibson County Coal operation and idled two surface mines and closed a depleted underground mine at Hopkins County Coal (See ARLP Press Releases, dated April 3 and June 2, 2003). In addition to ongoing investments in our existing assets, the Partnership is also constantly evaluating strategic growth opportunities as demonstrated by our acquisition of Warrior Coal. Shortly after acquiring Warrior, we added a production unit and relocated SSO's coal synfuel production unit to this facility. I am extremely proud that, through all of these initiatives and the dedicated efforts of our entire organization, we were able to grow our net income by 38% this past year. Since 2000, our first full year after becoming a publicly-traded partnership in 1999, Alliance has increased its net income at a compounded annual growth rate of 45%."

In 2003, the Partnership's capital expenditures totaled $55.7 million, including maintenance


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capital expenditures of approximately $30.0 million. The remaining capital expenditures related primarily to the purchase of Warrior Coal and the completion of the efficiency projects discussed above. Alliance is estimating full-year 2004 capital expenditures of approximately $46.5 million, including maintenance capital expenditures of approximately $33.9 million. The balance of the capital expenditures in 2004 relate to new efficiency efforts, including $7.7 million in projects to increase capacity at the Dotiki mine in Western Kentucky. The Partnership expects depreciation expense to increase by approximately $1.4 million in 2004 as compared to 2003.

The Partnership's Webster County Coal, LLC subsidiary, has entered into a 20-year, 30 million ton coal sales agreement with the Tennessee Valley Authority ("TVA") to supply Illinois Basin coal to TVA's coal-fired power plants. The TVA agreement contains periodic contract re-opening provisions addressing market price and other terms and conditions. Under the agreement, Webster County Coal's Dotiki mine will initially provide approximately 1.0 million tons of coal to TVA, beginning January 1, 2004, with annual shipments increasing to 1.5 million tons beginning January 1, 2005.

In addition to the TVA agreement, the Partnership has also completed negotiations with several other customers for multi-year coal sales contracts beginning in 2004. The Partnership is anticipating 19.7 million tons of coal production for 2004, an increase of 700,000 tons over the most recent estimate (See ARLP Press Release, dated October 24, 2003.) Currently, the Partnership has commitments for substantially all of its 2004 estimated production. For 2005, the Partnership is currently estimating coal production at levels similar to 2004. With respect to the Partnership's estimated 2005 production, approximately 83% is committed under existing coal sales agreements and approximately 50% is subject to market price negotiations.

Looking ahead, Mr. Craft stated, "We are obviously pleased with our results in 2003 and the outlook is also promising, as we anticipate that demand for our product will be stable and improving during 2004. Alliance is well positioned to take advantage of potential additional coal demand in the markets we serve. With the capital investments we have made over the past three years, the Partnership has excess production capacity of approximately 2 million tons to respond to additional increases in marketplace demand."

During 2004, the Partnership is anticipating higher per ton sales prices, offset in part by slightly higher per ton costs. Based on its current projections, the Partnership is giving guidance that net income for the full year ending December 31, 2004 is expected in the range of $50.0 to $55.0 million.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding the business risks that could affect our results.

Alliance Resource Partners is the nation's only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

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

FORWARD-LOOKING STATEMENTS: WITH THE EXCEPTION OF HISTORICAL MATTERS, ANY MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM PROJECTED RESULTS. THESE RISKS, UNCERTAINTIES AND CONTINGENCIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COMPETITION IN COAL MARKETS AND OUR ABILITY TO RESPOND TO THE COMPETITION; FLUCTUATION IN COAL PRICES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS; DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY OR THE EFFECTS OF ANY ADVERSE CHANGES IN THE DOMESTIC COAL INDUSTRY, ELECTRIC UTILITY INDUSTRY, OR GENERAL ECONOMIC CONDITIONS; DEPENDENCE ON SIGNIFICANT CUSTOMER CONTRACTS, INCLUDING RENEWING CUSTOMER CONTRACTS UPON EXPIRATION OF EXISTING CONTRACTS; CUSTOMER BANKRUPTCIES AND/OR CANCELLATIONS OF, OR BREACHES TO, EXISTING CONTRACTS; CUSTOMER DELAYS OR DEFAULTS IN MAKING PAYMENTS; FLUCTUATIONS IN COAL DEMAND, PRICES AND AVAILABILITY DUE TO LABOR AND TRANSPORTATION COSTS AND DISRUPTIONS, EQUIPMENT AVAILABILITY, GOVERNMENTAL REGULATIONS AND OTHER FACTORS; OUR PRODUCTIVITY LEVELS AND MARGINS THAT WE EARN ON OUR COAL SALES; ANY UNANTICIPATED INCREASES IN LABOR COSTS, ADVERSE CHANGES IN WORK RULES, OR UNEXPECTED CASH PAYMENTS ASSOCIATED WITH POST-MINE RECLAMATION AND WORKERS' COMPENSATION CLAIMS; ANY UNANTICIPATED INCREASES IN TRANSPORTATION COSTS AND RISK OF TRANSPORTATION DELAYS OR INTERRUPTIONS; GREATER THAN EXPECTED ENVIRONMENTAL REGULATIONS, COSTS AND LIABILITIES; A VARIETY OF OPERATIONAL, GEOLOGIC, PERMITTING, LABOR AND WEATHER-RELATED FACTORS; RISKS OF MAJOR MINE-RELATED ACCIDENTS OR INTERRUPTIONS; RESULTS OF LITIGATION; DIFFICULTY MAINTAINING OUR SURETY BONDS FOR MINE RECLAMATION AS WELL AS WORKERS' COMPENSATION AND BLACK LUNG BENEFITS; DIFFICULTY OBTAINING COMMERCIAL PROPERTY INSURANCE; AND RISKS ASSOCIATED WITH OUR 10.0% PARTICIPATION (EXCLUDING ANY APPLICABLE DEDUCTIBLE) IN THE COMMERCIAL PROPERTY PROGRAM.

ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS CAN BE FOUND IN THE PARTNERSHIP'S PUBLIC PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 FILED ON MARCH 20, 2003 WITH THE SEC. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THE PARTNERSHIP DOES NOT INTEND TO UPDATE ITS FORWARD-LOOKING STATEMENTS.


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
                        ALLIANCE RESOURCE PARTNERS, L.P.

         CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA
                  (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
                                   (UNAUDITED)

                                                   THREE MONTHS ENDED                 YEAR ENDED
                                                      DECEMBER 31,                    DECEMBER 31,
                                               ---------------------------     ---------------------------
                                                   2003           2002            2003            2002
                                               -----------    ------------     -----------    ------------
Tons sold                                            5,081           4,750          19,467          18,370
Tons produced                                        4,876           4,439          19,238          17,970

SALES AND OPERATING REVENUES:
  Coal sales                                   $   133,426    $    123,858     $   501,596    $    479,515
  Transportation revenues                            4,936           4,502          19,553          18,992
  Other sales and operating revenues                 4,190           5,536          21,598          20,385
                                               -----------    ------------     -----------    ------------
    Total revenues                                 142,552         133,896         542,747         518,892
                                               -----------    ------------     -----------    ------------
EXPENSES:
  Operating expenses                                92,686          99,057         368,835         367,567
  Transportation expenses                            4,936           4,502          19,553          18,992
  Outside purchases                                  3,275           1,693           8,508          10,077
  General and administrative                         9,471           5,915          28,270          20,337
  Depreciation, depletion and amortization          13,146          13,892          52,495          52,408
  Interest expense                                   3,936           4,206          15,981          16,360
                                               -----------    ------------     -----------    ------------
    Total operating expenses                       127,450         129,265         493,642         485,741
                                               -----------    ------------     -----------    ------------
INCOME FROM OPERATIONS                              15,102           4,631          49,105          33,151
OTHER INCOME                                           580             115           1,374             540
                                               -----------    ------------     -----------    ------------
INCOME BEFORE INCOME TAXES                          15,682           4,746          50,479          33,691
INCOME TAX EXPENSE (BENEFIT)                           239            (501)          2,577          (1,094)
                                               -----------    ------------     -----------    ------------
NET INCOME                                     $    15,443    $      5,247     $    47,902    $     34,785
                                               ===========    ============     ===========    ============
GENERAL PARTNERS' INTEREST
  IN NET INCOME (LOSS)                         $       309    $       (680)    $       306    $       (778)
                                               ===========    ============     ===========    ============
LIMITED PARTNERS' INTEREST
  IN NET INCOME                                $    15,134    $      5,927     $    47,596    $     35,563
                                               ===========    ============     ===========    ============
BASIC NET INCOME PER LIMITED PARTNER UNIT      $      0.85    $       0.38     $      2.71    $       2.31
                                               ===========    ============     ===========    ============
DILUTED NET INCOME PER LIMITED PARTNER UNIT    $      0.82    $       0.37     $      2.62    $       2.24
                                               ===========    ============     ===========    ============
WEIGHTED AVERAGE NUMBER OF UNITS
  OUTSTANDING-BASIC                             17,903,793      15,405,311      17,580,734      15,405,311
                                               ===========    ============     ===========    ============
WEIGHTED AVERAGE NUMBER OF UNITS
  OUTSTANDING-DILUTED                           18,486,098      15,842,783      18,162,839      15,842,708
                                               ===========    ============     ===========    ============

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                        ALLIANCE RESOURCE PARTNERS, L.P.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                   DECEMBER 31,
                                                             -----------------------
                                                                2003          2002
                                                             ---------     ---------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                  $  10,156     $   9,028
  Trade receivables, net                                        38,305        33,018
  Marketable securities                                         23,615           470
  Inventories                                                   14,527        13,165
  Advance royalties                                              1,108         5,232
  Prepaid expenses and other assets                              3,432         2,784
                                                             ---------     ---------
    Total current assets                                        91,143        63,697

PROPERTY, PLANT AND EQUIPMENT AT COST                          474,357       446,629
LESS ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION     (251,567)     (216,777)
                                                             ---------     ---------
                                                               222,790       229,852
OTHER ASSETS:

  Advance royalties                                             12,439        10,542
  Coal supply agreements, net                                    5,445         8,167
  Other long-term assets                                         4,637         4,674
                                                             ---------     ---------
                                                             $ 336,454     $ 316,932
                                                             =========     =========
LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                           $  22,651     $  23,330
  Due to affiliates                                             13,546         1,286
  Accrued taxes other than income taxes                         10,375         8,105
  Accrued payroll and related expenses                          11,095        10,004
  Accrued interest                                               5,402         5,361
  Workers' compensation and pneumoconiosis benefits              5,905         5,275
  Other current liabilities                                      5,739         9,877
  Current maturities, long-term debt                                --        16,250
                                                             ---------     ---------
  Total current liabilities                                     74,713        79,488
                                                             ---------     ---------
LONG-TERM LIABILITIES:
  Long-term debt, excluding current maturities                 180,000       195,000
  Accrued pneumoconiosis benefits                               17,633        16,067
  Workers' compensation                                         22,819        19,949
  Reclamation and mine closing                                  21,717        21,821
  Due to affiliates                                              3,735        20,652
  Other liabilities                                              3,280         2,717
                                                             ---------     ---------
  Total liabilities                                            323,897       355,694
                                                             ---------     ---------
COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (DEFICIT):
  Common Unitholders 14,692,527 and 8,982,780 units
    outstanding, respectively                                  263,961       144,219
  Subordinated Unitholder 3,211,266 and 6,422,531 units
    outstanding, respectively                                   58,411       112,916
  General Partners                                            (305,924)     (290,472)
  Unrealized loss on marketable securities                        (102)         (150)
  Minimum pension liability                                     (3,789)       (5,275)
                                                             ---------     ---------
  Total Partners' capital (deficit)                             12,557       (38,762)
                                                             ---------     ---------
                                                             $ 336,454     $ 316,932
                                                             =========     =========

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                        ALLIANCE RESOURCE PARTNERS, L.P.

            CONDENSED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------
                                                                        2003          2002
                                                                      ---------     ---------
 CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                          $ 110,312     $ 101,306
                                                                      ---------     ---------
 CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of property, plant and equipment                            (43,004)      (67,339)
   Purchase of Warrior Coal                                             (12,661)           --
   Proceeds from sale of property, plant and equipment                      913           323
   Purchase of marketable securities                                    (23,091)           --
   Proceeds from the maturity of marketable securities                       --        10,085
                                                                      ---------     ---------
     Net cash used in investing activities                              (77,843)      (56,931)
                                                                      ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from common unit offering to public                           53,927            --
  Cash contribution by General Partners                                       9            --
  Payments on Warrior Coal revolver                                     (17,000)           --
  Borrowings under revolving credit and working capital facilities       31,600        66,400
  Payments under revolving credit and working capital facilities        (31,600)      (66,400)
  Payments on long-term debt                                            (31,250)      (15,000)
  Distributions to Partners                                             (37,027)      (31,440)
                                                                      ---------     ---------
  Net cash used in financing activities                                 (31,341)      (46,440)
                                                                      ---------     ---------
 NET CHANGE IN CASH AND CASH EQUIVALENTS                                  1,128        (2,065)

 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                         9,028        11,093
                                                                      ---------     ---------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $  10,156     $   9,028
                                                                      =========     =========

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Reconciliation of GAAP "Cash Flows Provided by Operating Activities" to Non-GAAP
"EBITDA" and Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income"
(in thousands)

                                              THREE MONTHS ENDED            YEAR ENDED
                                                  DECEMBER 31,              DECEMBER 31,
                                            ---------------------     -----------------------
                                              2003         2002          2003          2002
                                            --------     --------     ---------     ---------
Cash flows provided by operating
  activities                                $ 47,821     $ 44,932     $ 110,312     $ 101,306
Reclamation and mine closing                    (336)        (473)       (1,341)       (1,365)
Coal inventory adjustment to market             (679)       1,223          (687)          (48)
Other                                            385          664           353         1,014
Net effect of changes in operating
  assets and liabilities                     (18,602)     (27,207)       (8,240)      (13,714)
Interest expense                               3,936        4,206        15,981        16,360
Income taxes                                     239         (501)        2,577        (1,094)
                                            --------     --------     ---------     ---------
EBITDA                                        32,764       22,844       118,955       102,459
Depreciation, depletion and amortization     (13,146)     (13,892)      (52,495)      (52,408)
Interest expense                              (3,936)      (4,206)      (15,981)      (16,360)
Income taxes                                    (239)         501        (2,577)        1,094
                                            --------     --------     ---------     ---------
Net income                                  $ 15,443     $  5,247     $  47,902     $  34,785
                                            ========     ========     =========     =========

EBITDA is defined as income before net interest expense, income taxes and depreciation, depletion and amortization. Management believes EBITDA is a useful indicator of its ability to meet debt service and capital expenditure requirements and uses EBITDA as a measure of operating performance. EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. The Partnership's method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by the Partnership in different contexts (i.e. public reporting versus computation under financing agreements).

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